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FORM 4
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
                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549
                                                                                                ---------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                                OMB APPROVAL
/ / CHECK BOX IF NO                                                                              OMB Number:           3235-0104
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                  Expires:      December 31, 2001
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                     Estimated average burden
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                     Hours per response          0.5
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company                   ---------------------------------
    INSTRUCTION 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Klem            Robert             E.          Genta Incorporated (Nasdaq: GNTA)             Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
c/o Genta Incorporated                            Number of Reporting        Month/Year          X  Officer (give    Other (Specify
Two Connell Drive                                 Person, if an Entity       April 2002         ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)                                                 5. If Amendment,
 Berkeley Heights    NJ              07922                                  Date of Original --------------------------------------
---------------------------------------------                                (Month/Year)
      (City)       (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)
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Common Stock, par value $.001     4/01/02    X               6,000    A       $0.94375
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Common Stock, par value $.001     4/01/02    S               6,000    D       $16.6495
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Common Stock, par value $.001     4/15/02    X               6,000    A       $0.94375
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Common Stock, par value $.001     4/15/02    S               6,000    D       $13.6400       -0-(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                             (Over)

                                                      (Print or Type Response)

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
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                          UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                 SEC1474 (3-99)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Options to acquire           $0.94375    4/01/02     X                 6,000   3/31/99 5/28/08    Common    6,000
Common Stock (2)                                                                                Stock, par
                                                                                                  Value
                                                                                                  $.001
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Options to acquire           $0.94375    4/15/02     X                 6,000   3/31/99 5/28/08   Common     6,000
Common Stock (2)                                                                               Stock, par
                                                                                                  Value
                                                                                                  $.001
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                                 599,353                    D
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Explanation of Responses:
(1) Does not include 12,000 shares held by the Reporting Person's children's individual retirement accounts.
(2) Issued under the Company's 1998 Employee Stock Incentive Plan. The option were exercised and the stock was sold under a Company approved Rule 10b5-1 Trading Plan.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Robert E. Klem             05/8/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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